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                            SHOW PRODUCTION AGREEMENT


         THIS CONTRACT is made by and between ON STAGE ENTERTAINMENT, INC., with offices at 4625 West Nevso, Suite 9, Las Vegas, Nevada 89103 (hereinafter referred to as "On Stage") KURZ MANAGEMENT, with offices at Wilhelmshavenerstrasse 33, 10551, Berlin (hereinafter referred to as "Kurz") this ___ day of May, 1997.


                                    RECITALS

         WHEREAS, On Stage is the creator, producer and federally registered owner of the production show entitled "Legends in Concert" which is a tribute to the superstars of yesterday and today through the use of impersonators who perform live-recreations of those stars ("Legends" or the "Show"); and

         WHEREAS, Kurz has solicited the services of On Stage to present and otherwise stage its Legends in Concert production at the Estrel Residence & Congress Hotel in Berlin, Germany (the "Venue"); and

         WHEREAS, On Stage and Kurz have agreed upon certain terms and conditions to govern the operation of the Show for the term of this Agreement; and

         WHEREAS, On Stage and Kurz have agreed to reduce these terms and conditions to writing and to enter into this Agreement with the terms hereinafter set forth.

                  NOW, THEREFORE, IN CONSIDERATION OF THE FOREGOING RECITALS ALONG WITH THE MUTUAL PROMISES AND UNDERSTANDINGS HEREIN CONTAINED AND FOR OTHER GOOD AND VALUABLE CONSIDERATION, THE RECEIPT AND SUFFICIENCY OF WHICH IS HEREBY ACKNOWLEDGED, THE PARTIES HERETO AGREE AS FOLLOWS:


                                    AGREEMENT

1.  VENUE. The Estrel Residence & Congress Hotel in Berlin, Germany.

2. SHOW CONTENT. The Show shall be entitled "Legenden in Concert" (or such other similar name as the parties shall mutually agree in writing) and will consist of the following: five (5) Principal Acts, two (2) Singer/Dancers (one of which will act as assistant choreographer); one (1) Musical Director/Production Manager; one (1) Technician during the initial set-up of the Show; and three additional (3) Musicians.





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3. TERM. The Show will be performed at the Venue in accordance with the terms contained herein from September 12, 1997 through and including December 31, 1997 (the "Initial Term"). Kurz shall have the right to extend this Initial Term for five (5) successive two (2) year periods (for a total extension period of ten years), subject to an increase in compensation due On Stage hereunder in accordance with the Consumer Price Index, so long as Kurz is not in breach of any term of this Agreement and notifies On Stage of its intention to exercise such right no later than ninety (90) days prior to the termination of the preceding term.

4. NUMBER OF PERFORMANCES. The Show will be performed on a maximum of six (6) days per week for a maximum of eight (8) performances per week at the Venue. Kurz will determine the dates and times of each performance, but in no event will the Show be presented more than two (2) times per day. Each Show will run approximately ninety (90) minutes in length. The Show may be performed at locations outside the Venue for promotional purposes only, provided Kurz receives the prior written consent from On Stage, which consent shall not be unreasonably withheld. Any performances at locations outside of the Venue as well as any additional performance days or shows will require additional compensation, the amount of the which will be reasonably determined between the parties.

5. ON STAGE'S RESPONSIBILITIES. On Stage shall maintain joint creative control of the Show including the exclusive right to modify and/or alter any and all aspects of the same at its reasonable discretion, except as provided for herein, and shall retain all rights to the Show. However, On Stage shall give appropriate consideration to any reasonable requests of Kurz which may be caused by the different environment for the Show at the Venue. The Show will be a high-class impersonation show to be presented in a form, style, and format which meets or exceeds the generally accepted quality and performance standards for impersonation shows and reviews presented in the United States, in theaters of similar size with similar equipment. On Stage hereby further agrees that it will provide the following:

         5.1 To provide the following performers: five (5) Principal Acts, two
(2) Singer/Dancers (one of which will act as assistant choreographer); one (1) Musical Director/Production Manager (who will also play the keyboards); and one
(1) Technician during the initial set-up of the Show (hereinafter referred to as the "Performers").

         5.2 To co-produce and organize the Show together with Kurz.

         5.3 To supply all necessary costumes for the principal acts and two singer/dancers. In the event that Kurz decides to hire additional singer/dancers, an additional rental fee will be charged for such extra costumes required thereby and Kurz will further be responsible for all costs related to choreograph the same (i.e. the choreographer's travel, room, food and salary costs).

         5.4 All accompanying musical charts and background tracks needed for the performance of the Show provided, however, that any conversion or transcription costs incurred through translating those materials from English to German shall be borne exclusively by Kurz.

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         5.5 To provide Kurz with a detailed list of the United States locations from which each Performer will depart for Berlin.

         5.6 All Performers shall arrive in Berlin and be prepared to rehearse the Show from September 12 through 15, 1997 and to present the Show on September 16 and 17, 1997 for the purpose of pre-viewing the same the travel agents, ticket offices, concierges, incentive agents, hotel staff and the like. Kurz shall remain responsible for those same amenities provided to On Stage's Performers as is to be provided to them during the run of the Show (i.e. housing, meals, etc.).

         5.7 During the Term of this Agreement, On Stage shall grant to Kurz the right of first refusal to perform "Legends in Concert" for the countries of Germany, Austria and Switzerland. In the event that On Stage is presented with an opportunity to present "Legends in Concert" for another venue within the territories listed above, On Stage shall submit the material terms of the offer to Kurz at which time Kurz will have ten (10) days in which to either match the offer or decline to match the offer. If Kurz fails to accept any offer and/or declines to match any such offer within the time frame specified above, On Stage shall be free to perform the Show at that respective venue without being in violation of any provision herein to the contrary.

         5.8 On Stage hereby warrants that it is the original producer, creator and registered trademark and copyright owner of the name and show concept entitled "Legends in Concert" and further warrants that it will indemnify Kurz against all costs, claims or damages resulting from any breach of this covenant.


         5.9 On Stage hereby warrants that its Performers will be made available for all reasonable radio, television, film and photograph sessions held in connection with promoting the Show and to allow Kurz to utilize the Performers names and images for public promotional materials.

6.0 RESPONSIBILITIES OF KURZ. Kurz hereby agrees that it will provide the following at its sole cost and expense:

         6.1 Provide eleven (11) international round-trip airline tickets on a regularly scheduled American flight carrier (USA/Berlin/USA) and domestic transportation to the Venue and back.

         6.2 Provide eight (8) hotel rooms at the Hotel Estrel and two (2) meals per day per Performer in the Hotel's restaurant(s) during the Initial Term and all subsequent terms thereof. Kurz will further provide three (3) additional hotel rooms and two (2) meals per day for additional technicians during load- in (pre-production), maintenance and load-out (closing) periods.

         6.3 Kurz will pay for all cartage (i.e. shipping, handling and duties of freight) for goods needed to be sent to the Venue by On Stage throughout the term of this Agreement. Kurz shall be further responsible for any import or export taxes levied on any costumes, props, promotional material, etc.
provided by On Stage in accordance with its responsibilities hereunder.

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         6.4 Furnish a theater in good condition with contains therein such sound and lighting equipment as is mutually agreed upon by the parties and determined to be necessary to stage a first class production (See recommended Equipment and Staging Rider). In the event that the parties agree that a supplemental sound, lighting and/or equipment package needs to be brought into the Hotel to effectively stage the Show, the parties shall mutually agree upon what is needed and how to provide the same.

         6.5 Procure and take financial responsibility for all required visa's and handle the customs' formalities for On Stage and its Performers coming to Berlin, Germany.

         6.6 Kurz will cause the Theater or other adequate rehearsal area to be available for all rehearsals reasonably requested by On Stage during the term of this Agreement.

         6.7 To provide rehearsal pay for the Performers at one-half the weekly fee set forth in Section 7, below ($12,500.00).

         6.8 To provide On Stage with all necessary liability insurance.
a)
         6.9 In addition to the above, Kurz shall provide the following: (a) all reasonably required technicians and stage hands; (b) all showroom personnel (maitre' d, ushers, etc.); (c) general public liability, real property, and personal property insurance(s) naming On Stage as an additional named insured and specifically covering all On Stage personnel and property; (d) any and all worker's compensation insurance, or the German equivalent thereof; (e) maintenance on their own equipment, including service and the replacement of disposables such as lamps and gels; (f) all technical support reasonably needed to implement and otherwise install equipment; (g) all required music licensing fees (BMI/ASCAP/SESAC or their equivalent such as GEMA); (h) all utilities, license and organization fees, etc.; (i) all required staging, lighting and sound equipment; (j) all other miscellaneous items needed to effectively publicly stage the production not specifically mentioned herein including any necessary permits to enable On Stage and Kurz to publicly perform the Show; and
(k) an on site German/English translator, if necessary.

7. PAYMENT INFORMATION. Kurz shall pay to On Stage TWENTY FIVE THOUSAND DOLLARS ($25,000.00) per week in United States Currency in consideration for On Stage's services contemplated hereunder. The schedule for the payment of said monies will be as follows:

         $12,500 To be received by On Stage by no later than September 12, 1997 (rehearsal pay); and

         $25,000 To be receive by On Stage no later than September 24, 1997, and every Wednesday thereafter for the duration of this Agreement.

         In addition to the above, the parties hereto agree that all gross receipts derived from the presentation of the Show above $50,000 USD per week will be split between the parties as follows: 75% to Kurz and 25% to On Stage.

         All payments required by Kurz hereunder shall be paid in United States Currency by automatic wire transfer into an account specified by On Stage. All costs associated with these automatic wire transfers shall be borne by Kurz. All payments required hereunder, shall be made via wire transfer directly into an account specified by On Stage and shall be secured by an irrevocable stand-by Letter of Credit issued by a German or United States bank approved by On Stage. On Stage hereby pre-approves the Deutsche Bank for such transaction. Such
Letter of Credit to be issued no later than fifteen (15) business days of the execution of this Agreement and must be in a form acceptable to both On Stage and its bank.

8. MERCHANDISE. On Stage will make available its range of merchandise to Kurz for resale at the Hotel at wholesale prices. In the event that Kurz intends to market any merchandise related to the Show including, but not limited to merchandise which features the name of the Show, name, image and likeness of the impersonators, and general On Stage merchandise ("Show Merchandise") such Show Merchandise will be subject to a separate agreement which will be mutually agreed upon between the parties.

9. SOUVENIR PHOTO LOCATIONS. Kurz or On Stage may set up, operate and manage up to two (2) "legends talent/guest souvenir photo locations" in the Hotel ("Souvenir Photo Locations"). The parties will mutually agree upon the costs for the construction and operation of these Souvenir Photo Locations and the division of revenues generated therefrom.

10. MATERIALITY OF TIMELY PAYMENTS. The payments listed in Paragraph 7, above, are a material term of this Agreement. The failure of Kurz to make the payments required hereunder in a timely manner shall release On Stage from its duty to perform its responsibilities and obligations as required hereunder, but shall in no event release Kurz from its responsibilities and obligations required of them by this Agreement, including, but not limited to paying On Stage for services rendered as well as for services contracted for, but not yet performed.

11. NON-TAXABILITY OF PAYMENTS. On Stage hereby understands that all payments of salaries paid for services rendered in Germany are subject to a twenty five percent (25%) withholding tax by the German government. As such On Stage agrees to provide Kurz with a schedule of its Performers salaries once all act have been confirmed. In addition, while Kurz has affirmed the fact that it will take all actions to keep the taxes as low as possible, On Stage hereby authorizes Kurz to withhold from any payment to On Stage, any sum required to be withheld from said payment as is imposed by any law, statute or decree of the Federal Republic of Germany. In the event On Stage is required to charge any value added taxes of any description for the services provided under this Agreement, then Kurz hereby agrees to pay such taxes to On Stage in addition to the amounts due to On Stage under this Agreement.

12. CLEANING AND WARDROBE. On Stage shall be responsible for providing all necessary wardrobe for its Performers. However, Kurz is responsible for the cleaning and maintenance of all costumes which it shall provide at its sole cost and expense.

13. REPRESENTATIONS AND WARRANTIES OF KURZ. Kurz represents and warrants to On Stage that it has full power and authority to execute and deliver this Agreement and to carry out the transactions contemplated hereby. No consent, authorization or approval of any third party is required to enable Kurz to enter into and perform any of its respective obligations under this Agreement, and neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated thereby will violate the rules that govern the Kurz or constitute a breach of any agreement to which the Kurz is a party or by which it is bound.

         On Stage represents and warrants to Kurz that it is the federally registered trademark owner of "Legends in Concert" and therefore has the full power and authority to publicly present the same under the laws of the United States. On Stage further represents and warrants that it has the full power and authority to execute and deliver this Agreement and to carry out the transactions contemplated hereby. No consent, authorization or approval of any third party is required to enable On Stage to enter into and perform any of its respective obligations under this Agreement, and neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated thereby will violate the rules that govern the On Stage or constitute a breach of any agreement to which On Stage is a party or by which it is bound.

14. ASSIGNABILITY. Kurz shall not assign this Agreement or any rights or obligations hereunder without the prior written consent of On Stage. Notwithstanding the above, Kurz may assign this Agreement to a new GmbH set up for the exclusive purpose of running the Show in Berlin. However, Kurz may not name this new GmbH "Legends in Concert" or any derivative thereof as this is the registered trademark and copywritten name of On Stage.


15. RELATIONSHIP OF PARTIES. It is understood between the parties that Kurz and On Stage are performing hereunder as independent contractors and that no other relationship including, but not limited to, joint venture, employer-employee or partnership, exists between them. In addition, both parties agree to comply with all applicable provisions of the Internal Revenue Code and any other applicable laws, rules and regulations relative to their respective performances hereunder. Neither party shall be liable to the other for paying withholding taxes or the payment of any other taxes imposed by any taxing authority, including Social Security payments on the compensation agreed upon in Paragraph 7, hereof.

16. CONFIDENTIALITY. Kurz agrees to keep confidential, except as On Stage may otherwise consent to in writing, and not to disclose, or make use of except for the specific purposes mentioned hereunder, at any time either during or subsequent to the term of this Agreement, any trade secrets, confidential information, knowledge, data or other information of On Stage relating to products, know-how, customer lists, business plans, marketing plans and strategies, songs, routines, costumes, arrangements, price and strategies or other subject matter pertaining to any business of On Stage or any of its respective clients, customers, agents, licensees or affiliates, Kurz may produce, obtain or otherwise acquire during the term of this Agreement, except as herein provided. Kurz further agrees not to deliver, reproduce or in any way allow any such confidential information or any documentation relating thereto, to be delivered or used by any third parties without specific direction or consent in writing of On Stage.

17. CONFLICTING EMPLOYMENT/RETURN OF CONFIDENTIAL MATERIAL. In the event of the termination of this Agreement with On Stage for any reason whatsoever, Kurz agrees to promptly surrender and deliver to the On Stage, all records, documents and data of any nature pertaining to any confidential information of the On Stage or to this Agreement. Kurz shall not take with him any description containing or pertaining to any confidential information of On Stage which Kurz may produce or obtain during the course of this Agreement.

18. COVENANT NOT TO COMPETE. Kurz acknowledges that its willingness to enter into this Agreement constitutes a material inducement to On Stage to enter into this written Agreement. Each party has carefully considered the nature and extent of the restrictions upon him and the rights and revenues conferred upon them under this Agreement. Each hereby acknowledges and agrees that: (1) the same are reasonable in time and territory; (2) are designed to eliminate competition which otherwise would be unfair to the other party; (3) do not stifle the inherent skill and experience of such party; (4) would not operate as a bar to such parties sole means of support; (5) are fully required to protect the legitimate interest of such party; and (6) do not confer a benefit upon such party disproportionate to the detriment to the other party.

         Kurz agrees that during the continuance of this Agreement and for a period of five (5) years thereafter, it will not, on behalf of itself or on behalf of any other person, company, corporation, partnership, or other entity or enterprise, directly or indirectly, as an employee, proprietor, stockholder, partner, promoter or otherwise, engage in any performance of a Show which contains the use of more than two (2) impersonators, except as provided for in
Section 5.7.

19. VIOLATION OF COVENANTS. If any of the covenants or agreements contained in Paragraph 16 through 18 hereof are violated, the violating party agrees and acknowledges that such violation or threatened violation will cause irreparable injury to the non-violating party and/or the Show and that the remedy at law for any such violation or threatened violation would be inadequate, and that the non-violating party will be entitled, in addition to any other remedies, to injunctive relief without the necessity of proving actual damages. Both parties agree that the provisions of this Paragraph shall survive the expiration or termination of this Agreement or any part thereof, without regard to the reason therefore. The non-violating party would be entitled to an injunction to be issued by any court of competent jurisdiction, restraining the violating party from committing or continuing any such violation of this Agreement.

20. FAILURE TO PERFORM. If Kurz fails to perform as required under this contract without just cause and fails to cure such non-performance within a reasonable period of time, On Stage may terminate this Agreement and/or the services of Kurz immediately without notice and without the payment of liquidated damages.

21. SEVERABILITY. If for any reason whatsoever, any one or more of the provisions of this Agreement shall be held or deemed to be illegal, inoperative, unenforceable or invalid as applied to any particular case or in all cases, such circumstances shall not have the effect of rendering such provision illegal, inoperative, unenforceable or invalid in any other case or of rendering any other provisions of the Agreement illegal, inoperative, unenforceable or invalid.

22. GOVERNING LAW. This Agreement, and all questions relating to its validity, interpretation, performance and enforcement (including, but not limited to; provisions concerning limitations of action), shall be governed by and construed in accordance with the laws of the State of Nevada.

23. ATTORNEY'S FEES. If any legal action, including an action for declaratory relief, is brought to enforce the provisions of this Agreement, the prevailing party shall be entitled to recover reasonable attorney's fees in addition to any other relief to which the prevailing party may be entitled.

24. NON-WAIVER. The waiver of failure of any party to enforce at any time any of the provisions hereof shall not be construed to be a waiver of the right of such party thereafter to enforce any such provision.

25. ENTIRE AGREEMENT: This Agreement constitutes a final written expression of all the Agreements between the parties, and is the complete and exclusive statement of those terms. It supersedes all understandings and negotiations concerning the matters specified herein.

26. FORCE MAJEURE: The obligations of the parties hereto are subject to delays and failure of performance due to Acts of Nature, strikes or other labor disputes or troubles, unavailability of power or other utility or commodity, civil disturbance, riot, war, armed combat (whether or not there has been an official declaration of war), enactment of any law, issuance of any judicial decree, announcement by any public official of a state of emergency, including an action by the state in which this contract is to be performed or any other occurrence beyond the parties control in the nature of force majeure which interrupts or materially hampers or interferes with any performance of the Show. If any of the aforementioned events should occur, neither party shall have any obligation to the other with respect to such missed performance(s), including but not limited to relieving On Stage of their duty to perform and relieving Kurz of its duty to pay the compensation related to said non-performance.

27. FRUSTRATION OF PURPOSE. If all or any portion of the venue in which the terms of this Agreement are to be performed, is destroyed by fire, earthquake, storm or any other natural cause which prevents presentation of the Shows, Kurz is excused from paying the contractual rates for missed performances on a pro-rata basis. This shall also apply to strikes, boycotts, epidemics or disturbances not exclusively under the control of Kurz.

28. BINDING EFFECT: The contract shall be binding upon the heirs, executors, administrators and assigns of Kurz and any successors in interest of On Stage.

29. MODIFICATION: No change or modification of this Agreement shall be valid unless the same be in writing and signed by all parties hereto.

30. CAPTIONS: The captions contained herein are not a part of this Agreement. They are only for the convenience of the parties and do not in any way modify, amplify or give full notice of any of the terms, covenants or conditions of this Agreement.

31. CONSTRUCTION. For purposes of this Agreement, the language of the contract shall be deemed to be the language of both parties and neither party shall be construed as the drafter.

32. INDEMNIFICATION. Kurz will defend, indemnify, save and hold On Stage Entertainment, Inc., Legends in Concert, Inc., and any of its subsidiaries, their officers, directors, agents, representatives, employees, heirs, and assignees harmless from and against any and all actions, demands, causes of action, judgments, liability, damages, penalties, losses, and expenses (including attorneys' fees and costs) which may arise out of or by reason of the negligent acts or omissions of Kurz and/or their agents, employees, servants, contractors, licensees, customers, or business invitees which may arise under this Agreement.

33. INTELLECTUAL PROPERTY. Kurz agrees that On Stage is only granting those rights as are specifically mentioned herein and only for such period of time as specifically stated herein. Upon the termination of this Agreement, whether through the natural elapse of time or otherwise, all rights conferred by On Stage hereunder will automatically revert back to On Stage without the necessity of taking any affirmative action. The rights referred to herein shall include all intellectual property of On Stage, including, but not limited to each of its Show(s) as well as all aspects contained therein.

34. NOTICES. Any notice, consent, approval, request, demand or other communication required or permitted hereunder must be in writing to be effective and shall be deemed delivered and received when: (a) Personally delivered or if delivered by facsimile, when electronic confirmation is actually received by the party to whom notice was sent, or (b) If delivered by mail whether actually received or not, at the close of business on the third (3rd) business day following a day when placed in the United States Mail, postage prepaid, certified or registered mail, return receipt requested, at the addresses set forth below (or to such other address as any party shall specify by written notice so given), and shall be deemed to have been delivered as of the date so personally delivered or mailed. The address of On Stage for purposes of this paragraph is as follows: Christopher R. Grobl, Esq., 4625 W. Nevso, Suite 9, Las Vegas, Nevada 89103. Address for Kurz shall be as follows:

----------------------------------------.

35. ORIGINALITY. Facsimile signatures hereon shall be deemed original for all purposes. This Agreement may be executed in any number of counterparts.

         IN WITNESS WHEREOF, the parties have executed this ____ day of May, 1997.





----------------------------                       ---------------------------
John W. Stuart                                     Bernhard Kurz
Chief Executive Officer                            President
Legends in Concert, Inc.                           Kurz Management

The Estrel Residence & Congress Hotel - Berlin, Germany

         The Company will begin producing and presenting a [full]-scale Legends production at the Estrel Residence & Congress Hotel in Berlin, Germany on September 12, 1997. The Company has a _______-wall agreement with Kurz Management, the hotel's [owner?], which terminates on December 31, 1997, but may be extended for five successive two year periods by Kurz management upon ninety days notice and subject to an increase in compensation to the Company under the agreement. The agreement provides that the Legends show be performed a maximum of six days per week or eight performances per week. The Estrel Residence & Congress Hotel agreement is a "guaranteed" arrangement under which the Company receives a guaranteed weekly fee.